FOR IMMEDIATE RELEASE

Tweeter Home Entertainment Group Reports Sales for Its Second Fiscal Quarter Ending March 31, 2006

•	Comparable store sales increase 6% for the quarter

•	Gross margin rate is stable

•	Debt reduced $22 million during the quarter

CANTON, MA, April 6, 2006 — Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) today announced sales results for its second fiscal quarter ended March 31, 2006.

Comparable store sales increased 6% to $173 million from $164 million in the same quarter a year ago. Total revenue from continuing operations increased 3% to $187 million compared to $182 million last year.

Joe McGuire, President and Chief Executive Officer, said, “We’re very pleased that we have sustained the sales momentum from the last two quarters. We believe sales could have been better still, but were hampered by the tight nationwide supply of 50 inch panels, as we ended the quarter with significantly more demand than supply of that product. Equally important, initial review of our retail gross margin indicates that we were able to achieve this sales growth while maintaining a stable margin rate. We spent less in gross advertising during the quarter compared to last year, and we will leverage some of the other expense categories as well. Total expenses as a percentage of revenue will show improvement on a year over year basis.”

“Consumer excitement about high definition television is proving to be a significant traffic driver in our stores,” McGuire added. “Our revenue from flat-panel television sales grew 31% compared to a year ago, with a 49% increase in unit sales. Further, we believe our customers increasingly look to Tweeter to help them get the most out of their home entertainment purchases, through custom installation services. Our in-home installation labor revenue grew 22% over last year, and made up 6.2% of our total revenue.”

McGuire concluded, “Our inventory at quarter end was approximately $110 million, down $19 million from last quarter and our debt was reduced by $22 million. Inventory turns for the 12 months ended March were approximately 4.1. We are pleased that our supply chain work continues to bring benefits to the company.”

The Company plans to release earnings for the quarter on Thursday, April 27, 2006 at 8:00 AM EDT. A conference call to discuss the release will be held at 10:30 AM EDT that same day. The press release will be available for viewing or download at the Company’s investor relations website, www.twtr.com, after 8:00 AM EDT on Thursday, April 27, 2006. A live webcast of the call will be available. To access the webcast, log on at www.streetevents.com or from the Company’s investor relations website at www.twtr.com. There will be a brief presentation by Tweeter Home Entertainment Group management followed by a Q&A session. The conference call will be available for playback until Thursday, May 4, 2006 at 11:59 PM EDT. The call can also be downloaded as an MP3 file from the Company’s investor relations website as of 12:00 PM EDT on Friday, April 28, 2006.

Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) was founded in 1972 by the Company’s Chairman, Sandy Bloomberg. Based in Canton, Massachusetts, the Company is a national specialty consumer electronics retailer providing home and mobile entertainment solutions.

The Company’s fiscal 2005 revenues were $795 million. Tweeter has been named a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979. The company operates 153 stores under the Tweeter, hifi buys, Sound Advice, and Showcase Home Entertainment names. The Company’s stores are located in the following markets: New England, the Mid-Atlantic, the Southeast (including Florida), Texas, Chicago, Southern California, Phoenix and Las Vegas.

Further information on Tweeter Home Entertainment Group can be found on the Company’s websites at www.twtr.com and www.tweeter.com.

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Media Contact:	Investor Relations Contact:

Katie Emerson Tweeter Home Entertainment Group 781-830-3007 kemerson@twtr.com	Terry Becker Tweeter Home Entertainment Group 781-830-3401 tbecker@twtr.com

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Certain statements contained in this press release, including, without limitation, statements containing the words “expect,” “anticipate,” “believe,” “plans,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, including the risk that we may not leverage some other expense categories this quarter, the risk that expenses as a percent of revenue will not show improvement year over year for the quarter, the risk that our customers will not increasingly look to Tweeter to help them get the most out of their home entertainment purchases, through custom installation services, risks associated with management of growth, the risks of economic downturns generally, and in Tweeter’s industry specifically, the risks associated with competitive pricing pressure and seasonal fluctuations, the risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, Tweeter’s dependence on key personnel, the risks associated with obtaining financing for our business model, and those risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 29, 2005 (copies of which may be accessed through the SEC’s web site at http://www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and financial projections.